Exhibit 99.1

Sotera Health Amends and Upsizes Revolving Credit Facility

CLEVELAND, OH, March 21, 2023 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry, today announced that it has successfully closed on an amendment (the “Amendment”) to its First Lien Credit Agreement (the “Credit Agreement”). The Amendment adds revolving loan commitments of $76.3 million, increasing the total aggregate principal amount of available commitments under the Company’s revolving credit facility (“Revolving Credit Facility”) from $347.5 million to $423.8 million. The Amendment also increases lender commitments for the issuance of letters of credit under the Revolving Credit Facility from approximately $196 million to $361 million and provides for the replacement of the LIBOR-based reference interest rate option for Revolving Loans (as defined in the Credit Agreement) with a reference rate option based on the Term Secured Overnight Financing Rate (“Term SOFR”) or Daily Simple SOFR (“Daily SOFR”) plus an applicable credit spread adjustment of 0.10% (subject to a minimum floor of 0.00%). The additional revolving credit capacity secured by the Company will be used for general corporate purposes, as needed. There is no balance outstanding on the Revolving Credit Facility and the Company currently does not expect to incur any borrowings under the Revolving Credit Facility.

“We are pleased to announce the successful completion of the upsize to our Revolving Credit Facility,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “This amendment provides the Company with ample liquidity in addition to the strong cash generating profile of our business and is a testament to the Company’s credit rating and the solid relationship with our lending group.”

No unamortized debt issuance costs associated with the Revolving Credit Facility were required to be written off, and direct fees and costs incurred in connection with the Amendment were not material.

Borrowings under the Revolving Credit Facility denominated in U.S. dollars will bear an interest rate, at the Company’s option, of either (x) Term SOFR or Daily Simple SOFR, as applicable, plus an applicable margin of 2.75% or (y) the base rate plus an applicable margin of 1.75%. The Amendment does not give effect to any other material changes to the terms and conditions of the Credit Agreement, including with respect to the maturity date of the Revolving Credit Facility which remains June 13, 2026, the representations and warranties or affirmative or negative covenants.

About Sotera Health

Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.

9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147
440-262-1410 | soterahealth.com

Updates can be found from time to time on recent developments in matters relevant to investors on the Investor Relations section of the Company’s website at Investor Relations | Sotera Health. For developments related to Ethylene Oxide, updates can be found at Ethylene Oxide | Sotera Health.

Forward-Looking Statements

Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “expect,” “should,” or the negative version of those words or other comparable words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including statements about the use of proceeds from the Revolving Credit Facility or liquidity needs, are forward-looking statements. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations of the Company’s future performance and the future performance of the markets in which the Company operates in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply of, or increases in the price of ethelyne oxide (“EO”) or cobalt-60 (“Co-60”), including geopolitical risks related to the supply of Co-60 from Russia; foreign currency exchange rates and changes in those rates; changes in industry trends, environmental, health and safety regulations or preferences; satisfaction of conditions to completing the settlement of litigation in Illinois, including the participation by substantially all Illinois plaintiffs in the settlement; the impact of current and future legal proceedings and liability claims, including litigation related to purported exposure to emissions of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; adverse judgments against two of our subsidiaries in the EO tort litigation, which if the settlement is not successful may require an appellate bond or alternative form of security to appeal, and plaintiff efforts to enforce judgments against us, any of which may have an adverse impact on our liquidity in the near and long terms, or may cause the need for us to increase our borrowings and, consequently, increase our interest expense; uncertainty in the capital markets and other risks related to our ability to raise additional debt financing on reasonable terms or at all, including availability of capital and the impact of future litigation developments on our ability to access capital markets; our ability to increase capacity at existing facilities, renew leases for our leased facilities and build new facilities in a timely and cost-effective manner; competition for qualified employees in the industries in which we operate; the risks of doing business internationally; and any inability to pursue strategic transactions or find suitable acquisition targets. For additional discussion of these risks and uncertainties please refer to the Company’s filings with the SEC, including the Company’s annual report on Form 10-K filed with the SEC. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.

9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147
440-262-1410 | soterahealth.com

INVESTOR RELATIONS CONTACTS:

Jason Peterson	Sally J. Curley, IRC
Vice President & Treasurer, Sotera Health	Curley Global IR, LLC
IR@soterahealth.com	IR@soterahealth.com

MEDIA CONTACT:

Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com

Source: Sotera Health Company

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9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147
440-262-1410 | soterahealth.com